Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MarkWest Hydrocarbon, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-20829, No. 333-20833 and No. 333-3764) of MarkWest Hydrocarbon, Inc. of our report dated October 14, 2005, with respect to the consolidated balance sheet of MarkWest Hydrocarbon, Inc. as of December 31, 2004, and the related consolidated statements of operations, comprehensive income, changes in capital, and cash flows for the year then ended, which report appears in the December 31, 2004, annual report on Form 10-K/A of MarkWest Hydrocarbon, Inc.

KPMG LLP

Denver, CO
October 19, 2005